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                                                                   EXHIBIT 99.10

INDEPENDENT AUDITORS' CONSENT

Merrill Lynch Real Estate Fund, Inc.:


We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-36721 of our report dated January 19, 1999 appearing in the annual report to shareholders of Merrill Lynch Real Estate Fund, Inc. for the period December 26, 1997 (commencement of operations) to November 30, 1998, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.



/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Princeton, New Jersey
March 29, 1999